ITEM 77C: Submission of matters to a vote of security holders

(a) A special meeting of shareholders was held on June 26, 2003.

(b) The following directors were elected: Allen B. Morgan, Jr., J. Kenneth Alderman, William Jefferies Mann, James Stillman R. McFadden,
W. Randall Pittman, Mary S. Stone, Archie W. Willis III, and James
D. Witherington.  No other directors are in office.

(c) At a special meeting of shareholders held on June 26, 2003, the funds' shareholders approved a proposal to elect directors of the funds. The individuals listed below were elected directors of the funds. All directors, except J. Kenneth Alderman, W. Randall Pitman, and Mary S. Stone, served as directors to the funds prior to the shareholder meeting.

					Shares Voted	Shares Voted
					    For		  Against
Allen B. Morgan, Jr.			31,788,395	152,329

J. Kenneth Alderman			30,957,378	983,346

William Jefferies Mann			31,786,270	154,454

James Stillman R. McFadden		31,790,854	149,870

W. Randall Pittman			31,795,657	145,067

Mary S. Stone				31,800,005	140,719

Archie W. Willis III			31,779,810	160,914

James D Witherington, Jr.		31,787,713	153,011